EXHIBIT 99.1

KBR Reports Solid Second Quarter 2020 Financial Results;
Announces Portfolio Shaping to Advance Business Transformation

•	Reports solid second quarter results in line with expectations and strong cash generation

•	Raises 2020 GAAP and Adjusted OCF guidance to a range of $195 million - $235 million and $210 million - $250 million, respectively

•	Announces DOJ closes KBR Unaoil investigation

HOUSTON, Texas - August 06, 2020 - KBR, Inc. (NYSE: KBR), a global provider of differentiated technologies, professional services and solutions across the asset and program life cycle, today announced the initiation of a portfolio transformation and strong second quarter 2020 financial results.

KBR has completed its portfolio review and is advancing its business transformation, moving from its current three-segment business model to a two-segment model, featuring Government Solutions and Technology Solutions. This portfolio shaping, which will occur over the remainder of 2020, combined with strong second quarter results, demonstrate continued advancement of the company’s long-term vision.

“The transformation of our operating model greatly simplifies our business and allows us to further reduce risk and narrow our strategic focus. We continue to move upmarket into differentiated areas that provide attractive returns, consistent growth and strong cash conversion," said Stuart Bradie, KBR President and CEO. "This transformation is the culmination of a years-long shift away from high-risk and commoditized markets and toward more agile, technology-driven, knowledge-based delivery."

In addition to its world class process technologies and catalysts, the new Technology Solutions business will be enhanced and augmented by investment in the company's advisory/consulting practice particularly as it pertains to energy transition, energy efficiency and sustainability. To build more resilience into the future business model, the company will also be leveraging its proven digital remote monitoring solutions into greater technology-led industrial services.

“Recent and ongoing market disruptions, particularly in the energy sector, have allowed us to reimagine how we best add value to our customers. We accelerated our thinking and implementation to becoming a solutions-oriented business," Bradie continued. "Enhancing our Technology Solutions business with our high-end, sustainability-focused industrial sector expertise and client relationships creates exciting synergy opportunities. Looking ahead to a reimagined KBR, we are confident in our ability to drive continued growth and value creation for our shareholders and other stakeholders.”

Summarized Second Quarter 2020 Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions, except share data	2020	2019	2020	2019

Revenues	$1,385	$1,422	$2,922	$2,762
Operating income (loss)	$(12)	$92	$(81)	$170
Adjusted EBITDA[1]	$106	$117	$218	$223

Earnings (loss) per share:
Diluted earnings (loss) per share	$(0.28)	$0.34	$(1.00)	$0.62
Adjusted EPS[1]	$0.39	$0.41	$0.78	$0.77

Operating cash flows:
GAAP operating cash flows	$109	$33	$150	$81
Adjusted operating cash flow	$113	$33	$178	$81
_________
[1] See additional information at the end of this release regarding non-GAAP financial measures.

KBR’s second quarter financial results were generally in line with the company’s expectations. While the company reported an operating loss attributable to primarily non-cash restructuring and impairment charges of $96 million in connection with the portfolio review completed in the quarter, adjusted EBITDA benefited from continued strong results from Government Solutions delivering 11% margins and heritage Technology Solutions delivering 26% margins. These strong margins resulted from favorable revenue mix, strong execution and proactive cost control. Quarterly operating cash flow of $109 million was outstanding, with all businesses reporting cash at or above targeted levels.

Government Solutions and heritage Technology Solutions achieved strong bookings, posting 1.0x and 1.5x book-to-bill, respectively, excluding the impact of long-term PFIs. The company de-booked approximately $1.2 billion of backlog associated with projects in the Energy Solutions business that will no longer be pursued or performed as a result of market conditions and portfolio shaping actions taken by the company.

Liquidity and Capital Structure
In early 2020, KBR strengthened its liquidity profile with the successful closing of its amended credit facility, meaningfully lowering cost of capital and increasing financial flexibility. In the second quarter, the company shifted $500 million of capacity formerly available for performance letters of credit to increase its revolving credit facility capacity from $500 million to $1 billion, with no change to underlying rates. This shift was facilitated by KBR’s track record of strong earnings and cash generation, the favorable change in business mix and its improvement in corporate credit ratings. As of June 30, 2020, KBR had no borrowings outstanding under its revolving credit facility.

Unaoil Update
As the company has previously disclosed, the DOJ, SEC, and SFO have been conducting investigations of Unaoil, a Monaco based company, in relation to international projects involving several global companies, including KBR. The DOJ has informed KBR that its investigation with regard to KBR is now closed. The SFO has informed the company that its KBR investigation is no longer focused on allegations of corruption involving Unaoil although some lines of inquiry remain under investigation. To the extent necessary, KBR continues to cooperate with the authorities in their investigations, including through the voluntary submission of information and responding to formal document requests.

Guidance
KBR has updated its FY 2020 GAAP EPS guidance to $(0.48) to $(0.18), reaffirmed Adjusted EPS guidance of $1.50 to $1.80, increased GAAP operating cash flow guidance to $195 million to $235 million, and increased adjusted operating cash flow guidance to $210 million to $250 million.

The company intends to provide 2021 guidance in connection with its fourth quarter and full year 2020 earnings results.

About KBR

KBR is a global provider of differentiated professional services and solutions across the asset and program life cycle within the government services, technology and energy sectors. KBR employs approximately 37,000 people worldwide (including our joint ventures), with customers in more than 80 countries and operations in 40 countries.

KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

Forward Looking Statement
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the significant adverse impacts on economic and market conditions of the COVID-19 pandemic; the company’s ability to respond to the challenges and business disruption presented by the COVID-19 pandemic; the recent dislocation of the global energy market; the company’s ability to realize cost savings and efficiencies relating to the streamlining of its Energy Solutions business; the company’s ability to manage its liquidity; the company’s ability to continue to generate anticipated levels of revenue, profits and cash flow from operations during the COVID-19 pandemic and any resulting economic downturn; the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers, including as a result of the COVID-19 pandemic; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.
KBR’s most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.
For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com
Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.: Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Revenues:
Government Solutions	$925	$1,033	$1,880	$2,008
Technology Solutions	73	93	161	185
Energy Solutions	387	296	878	568
Non-strategic Business	—	—	3	1
Total revenues	1,385	1,422	2,922	2,762
Gross profit (loss):
Government Solutions	114	112	241	202
Technology Solutions	23	26	52	53
Energy Solutions	6	22	40	58
Non-strategic Business	(1)	—	(5)	—
Total gross profit	142	160	328	313
Equity in earnings of unconsolidated affiliates:
Government Solutions	7	8	12	14
Energy Solutions	9	11	5	14
Non-strategic Business	—	(4)	—	(13)
Total equity in earnings of unconsolidated affiliates	16	15	17	15
Selling, general and administrative expenses
Government Solutions	(29)	(35)	(69)	(65)
Technology Solutions	(5)	(7)	(12)	(14)
Energy Solutions	(15)	(16)	(33)	(32)
Corporate	(24)	(30)	(56)	(55)
Total selling, general and administrative expense	(73)	(88)	(170)	(166)
Acquisition and integration related costs	—	(1)	—	(2)
Goodwill impairment	(37)	—	(99)	—
Restructuring charges and asset impairments	(59)	—	(175)	—
Gain (loss) on disposition of assets	(1)	6	18	10
Operating (loss) income	(12)	92	(81)	170
Interest expense	(19)	(26)	(42)	(51)
Other non-operating (loss) income	(2)	2	5	7
(Loss) income before income taxes and NCI	(33)	68	(118)	126
Provision for income taxes	(6)	(18)	(5)	(34)
Net (loss) income	(39)	50	(123)	92
Net income attributable to noncontrolling interests	—	(2)	(20)	(4)
Net (loss) income attributable to KBR	$(39)	$48	$(143)	$88
Adjusted EBITDA[1]	$106	$117	$218	$223
Diluted EPS	$(0.28)	$0.34	$(1.00)	$0.62
Adjusted EPS[1]	$0.39	$0.41	$0.78	$0.77
[1] See additional information at the end of this release regarding non-GAAP financial measures.

KBR, Inc.
Consolidated Balance Sheets
(In millions, except share data)

	June 30,	December 31,
	2020	2019
	(Unaudited)
Assets
Current assets:
Cash and equivalents	$635	$712
Accounts receivable, net of allowance for credit losses of $11 and $14	960	938
Contract assets	177	215
Other current assets	125	146
Total current assets	1,897	2,011
Claims and accounts receivable	58	59
Property, plant, and equipment, net	112	130
Operating lease right-of-use assets	106	175
Goodwill	1,176	1,265
Intangible assets, net of accumulated amortization of $198 and $184	456	495
Equity in and advances to unconsolidated affiliates	811	846
Deferred income taxes	254	236
Other assets	140	143
Total assets	$5,010	$5,360

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$593	$572
Contract liabilities	381	484
Accrued salaries, wages and benefits	231	209
Nonrecourse project debt	10	11
Operating lease liabilities	40	39
Other current liabilities	240	186
Total current liabilities	1,495	1,501
Pension obligations	232	277
Employee compensation and benefits	103	115
Income tax payable	93	92
Deferred income taxes	14	16
Nonrecourse project debt	2	7
Long-term debt	1,065	1,183
Operating lease liabilities	148	192
Other liabilities	216	124
Total liabilities	3,368	3,507
KBR shareholders' equity:
Paid-in capital in excess of par	2,216	2,206
Accumulated other comprehensive loss	(1,043)	(987)
Retained earnings	1,262	1,437
Treasury stock	(820)	(817)
Total KBR shareholders' equity	1,615	1,839
Noncontrolling interests	27	14
Total shareholders' equity	1,642	1,853
Total liabilities and shareholders' equity	$5,010	$5,360

KBR, Inc.: Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2020	2019

Cash flows from operating activities:
Net (loss) income	$(123)	$92
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	48	48
Equity in earnings of unconsolidated affiliates	(17)	(15)
Deferred income tax benefit	(16)	—
Gain on disposition of assets and investments	(18)	(10)
Goodwill impairment	99	—
Asset impairments	90	—
Other	8	12
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	(40)	(118)
Contract assets	38	(17)
Accounts payable	23	67
Contract liabilities	(92)	26
Accrued salaries, wages and benefits	22	19
Other assets and liabilities	128	(23)
Total cash flows provided by operating activities	150	81
Cash flows from investing activities:
Purchases of property, plant and equipment	(4)	(6)
Investments in equity method joint ventures	(12)	(131)
Proceeds from disposition of assets and investments	1	6
Acquisition of businesses, net of cash acquired	(9)	—
Other	(1)	—
Total cash flows used in investing activities	(25)	(131)
Cash flows from financing activities:
Borrowings on long-term debt	113	—
Payments on short-term and long-term borrowings	(263)	(47)
Debt issuance costs	(3)	—
Payments of dividends to shareholders	(26)	(23)
Net proceeds from issuance of common stock	3	2
Payments to reacquire common stock	(4)	(3)
Distributions to noncontrolling interests	(2)	(4)
Other	(1)	(3)
Total cash flows used in financing activities	(183)	(78)
Effect of exchange rate changes on cash	(19)	—
Decrease in cash and equivalents	(77)	(128)
Cash and equivalents at beginning of period	712	739
Cash and equivalents at end of period	$635	$611

KBR, Inc.: Backlog Information (a)
(In millions)
(Unaudited)

	June 30,	December 31,
	2020	2019
Government Solutions	$10,517	$10,960
Technology Solutions	561	579
Energy Solutions	1,509	3,097
Total backlog	$12,587	$14,636

(a)
Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Where contract duration is indefinite and clients can terminate for convenience without having to compensate us for periods beyond the date of termination, projects included in backlog are limited to the estimated amount of expected revenues within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the U.K. government's PFIs based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated revenues. Since these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $2.5 billion at June 30, 2020 and $2.6 billion at December 31, 2019. Our backlog included in the table above for projects related to consolidated joint ventures includes 100% of the backlog associated with those joint ventures and totaled $58 million at June 30, 2020 and $78 million at December 31, 2019.

We estimate that as of June 30, 2020, 34% of our backlog will be executed within one year. Of this amount, 87% will be recognized in revenues on our condensed consolidated statement of operations and 13% will be recorded by our unconsolidated joint ventures. As of June 30, 2020, $40 million of our backlog relates to active contracts that are in a loss position.

As of June 30, 2020, 13% of our backlog was attributable to fixed-price contracts, 53% was attributable to PFIs and 34% of our backlog was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the individual components as either fixed-price or cost-reimbursable according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of June 30, 2020, $8.7 billion of our Government Solutions backlog was currently funded by our customers. As of June 30, 2020, we had approximately $2.9 billion of priced option periods for U.S. government contracts that are not included in the backlog amounts presented above.

Non-GAAP Financial Information

The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA

We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating expense (income); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the quarters ended June 30, 2020 and 2019 considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA for each such period exclude certain amounts included in the calculation of net income attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the quarters ended June 30, 2020 and 2019 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2020	2019	2020	2019

Net Income Attributable to KBR	$(39)	$48	$(143)	$88
Add Back:
Interest expense	19	26	42	51
Provision (benefit) for income taxes	6	18	5	34
Other non-operating income	2	(2)	(5)	(7)
Depreciation and amortization	21	23	48	48
Consolidated EBITDA	$9	$113	$(53)	$214
Add back:
Restructuring and impairment charge, net of NCI	96	—	269	—
Non-cash gain from legal entity rationalization	1	—	(7)	—
Ichthys commercial dispute costs	(2)	—	5	—
Legacy legal fees	2	3	4	7
Acquisition and integration related costs	—	1	—	2
Adjusted EBITDA	$106	$117	$218	$223

Adjusted EPS

Adjusted earnings per share (Adjusted EPS) for each of the quarters ended June 30, 2020 and 2019 is considered a non-GAAP financial measure under SEC rules because the Adjusted EPS for each such period excludes certain amounts included in the diluted earnings per share calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the quarters ended June 30, 2020 and 2019 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the quarters ended June 30, 2020 and 2019 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended June 30,
	2020	2019

Diluted earnings (loss) per share	$(0.28)	$0.34
Add backs:
Restructuring and impairment charge, net of NCI	$0.59	$—
Non-cash loss from legal entity rationalization	$0.01	$—
Ichthys interest and commercial dispute costs	$0.02	$0.02
Non-cash imputed interest on conversion option	$0.02	$0.01
Amortization related to Aspire acquisition	$0.02	$0.02
Legacy legal fees	$0.01	$0.01
Acquisition and integration related costs	$—	$0.01
Adjusted EPS	$0.39	$0.41

We have calculated the Adjusted EPS for the 2020 guidance by adjusting diluted EPS for the items included in the table below.

	Low	High

Diluted earnings per share guidance:	$(0.48)	$(0.18)
Adjustments:
Restructuring and impairment charge, net of NCI	$1.67
Non-cash gain from legal entity rationalization(1)	$(0.04)
Ichthys interest and commercial dispute costs	$0.16
Non-cash imputed interest and conversion option(2)	$0.06
Amortization related to Aspire acquisition	$0.08
Legacy legal fees	$0.05
Adjusted EPS Guidance	$1.50	$1.80
(1) (Gain) / loss on close-out of legal entities will vary based on actual entities closed during the year (2) Conversion option will be calculated and adjusted quarterly based on KBR trading price

Adjusted Cash Flows Provided by Operating Activities

Adjusted operating cash flows for 2020 guidance is considered a non-GAAP financial measure under SEC rules because the Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that Adjusted operating cash flows afford investors a view of what management considers KBR's core operating cash flow performance for 2020 guidance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated Adjusted operating cash flow for each of the quarters ended June 30, 2020 and 2019 by adjusting operating cash flow provided by operating activities for the item included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019

Cash flow provided by operating activities	$109	$33	$150	$81
Adjustments:
Add back impact of major project advance workoff	26	-	50	-
Remove CARES Act temporary tax payment relief	(22)	-	(22)	-
Adjusted operating cash flow	$113	$33	$178	$81

We have calculated the Adjusted operating cash flows for the 2020 guidance by adjusting cash flows provided by operating activities for the item included in the table below.

Dollars in millions	Low	High

Cash flows provided by operating activities guidance	$195	$235
Adjustments:
Add back impact of major project advance workoff	75
Remove CARES Act temporary tax payment relief	(60)
Adjusted operating cash flow guidance	$210	$250